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                                                                    EXHIBIT 10.1

GOLD BENNETT CERA & SIDENER LLP
PAUL F. BENNETT (State Bar No. 063318)
STEVEN O. SIDENER (State Bar No. 121062)
C. ANDREW DIRKSEN (State Bar No. 197378)
595 Market Street, Suite 2300
San Francisco, California 94105-2835
Telephone: (415) 777-2230
Facsimile: (415) 777-5189

MILBERG WEISS BERSHAD HYNES & LERACH LLP
WILLIAM S. LERACH (State Bar No. 68581)
401 B Street, Suite 1700 1800
San Diego, California 92101
Telephone: (619) 231-1058
Facsimile: (619) 231-7423

          -and-

REED R. KATHREIN (State Bar No. 139304)
JOHN K. GRANT (State Bar No. 169813)
SYLVIA WAHBA (State Bar No. 197612)
100 Pine Street, Suite 2600
San Francisco, California 94111
Telephone: (415) 288-4545
Facsimile: (415) 288-4534

Co-Lead Counsel for Plaintiffs

                          UNITED STATES DISTRICT COURT

                         NORTHERN DISTRICT OF CALIFORNIA

In re CBT GROUP PLC SECURITIES        )   Master File No.: C-98-21014-RMW (RS)
LITIGATION                            )
                                      )
______________________________________)
                                      )
This Document Relates to:             )
                                      )
           ALL ACTIONS                )
                                      )
                                      )
______________________________________)

                            STIPULATION OF SETTLEMENT

         This Stipulation of Settlement (the "Stipulation") is entered into as of November 7, 2003, between and among the following Settling Parties (as defined in Section IV, P. 1.24 below), by and through their respective counsel:
(i) the Lead Plaintiffs, Roland King, Ann Peden, Gene Addington, Sunil Sethi, Jang Bhadhur Sethi, Naveen Seth, Sunita Uppal, Sukhdev Walia, Ed Fein, Michael Pickar, Stuart Greenebaum, Stephen Gott and Robert Elkas, on behalf of themselves and each of the Class Members (as defined in Section IV, P. 1.4 below); (ii) CBT Group PLC (n/k/a Skillsoft PLC), CBT Systems USA, Ltd. (collectively "CBT" or the "Company"); and (iii) William G. McCabe ("McCabe"), Gregory M. Priest ("Priest"), James J. Buckley ("Buckley"), Richard Y. Okumoto ("Okumoto") and John P. Hayes ("Hayes") (collectively, the "Individual Defendants"). The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined in Section IV, P. 1.18 below), upon and subject to the terms and conditions hereof.

I.       THE LITIGATION

         Commencing in October 1998, actions were filed in the United States District Court for the Northern District of California (the "Court") as securities class actions on behalf of persons who purchased or otherwise acquired American Depositary Shares ("ADS" or "shares") issued by CBT during the period January 20, 1998 through October 1, 1998, inclusive (the "Class Period").

         By Order dated February 16, 1999, these actions were consolidated for all purposes under the caption In re CBT Group PLC Securities Litigation, Master File No. C-98-21014-RMW (RS) (the "Litigation"), and the Court appointed Roland King, Ann Peden, Gene Addington, Sunil Sethi, Jang Bhadhur Sethi, Naveen Seth, Sunita Uppal, Sukhdev Walia, Ed Fein, Michael Pickar, Stuart Greenebaum, Stephen Gott and Robert Elkas as Lead Plaintiffs and the law firms of Gold Bennett Cera & Sidener LLP and Milberg Weiss Bershad Hynes & Lerach LLP as Co-Lead Counsel.

         On July 16, 1999, the Court certified a Class and defined the Class in this Litigation to include persons and entities who purchased or acquired CBT shares, or warrants, options or other rights to acquire CBT shares, during the period January 20, 1998 through October 1, 1998, inclusive. The Class also includes a subclass consisting of all persons who acquired CBT's shares,

STIPULATION OF SETTLEMENT                                                    -1-
or warrants, options or other rights to acquire CBT shares in exchange for ForeFront common stock, or warrants, options or other rights to acquire ForeFront common stock in connection with the May 29, 1998 merger between CBT and ForeFront.

         The operative complaint is the Second Amended and Consolidated Complaint (the "Complaint"), filed on February 5, 2001. The claims asserted in this action arise under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 ("the Exchange Act"), 15 U.S.C. Sections 78j(b) and 78t(a), Rule 10b-5 promulgated by the Securities and Exchange Commission ("SEC"), 17 C.F.R. Section 240.10b-5, and under Sections 11 and 12(2) and 15 of the Securities Act of 1933 (the "Securities Act"), 15 U.S.C. Sections 77k, 77l(2) and 77o.

         The Complaint alleges that defendants issued materially false statements regarding CBT's financial condition and business prospects in a scheme to artificially inflate the value of CBT shares. The Complaint further alleges that the Lead Plaintiffs and other members of the Class purchased or otherwise acquired CBT securities during the Class Period at prices artificially inflated as a result of CBT's dissemination of materially false and misleading information.

         Co-Lead Counsel have extensively investigated the alleged wrongdoing pertaining to each Defendant in the Litigation and the alleged damages suffered by the Class. Co-Lead Counsel reviewed thousands of documents produced by Defendants and various other non-parties. Co-Lead counsel has also interviewed numerous non-party witnesses and has taken numerous depositions of material fact witnesses to the Litigation. In addition, the parties have exchanged their respective expert reports and, at the time of the settlement, had deposed their respective accounting experts.

         Co-Lead Counsel served interrogatories, document requests and requests for admissions upon Defendants; reviewed and analyzed Defendants' responses to these discovery requests; and reviewed and analyzed documents produced by Defendants and non-parties. Co-Lead Counsel also consulted extensively with experts retained to review and advise on the accounting issues in the case and the damages that Lead Plaintiffs would seek to prove at trial. Lead Plaintiffs and Co- Lead Counsel believe that the investigation and discovery described above provides an adequate basis for entering into this Stipulation.

STIPULATION OF SETTLEMENT                                                    -2-

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         On November 7, 2003, the parties participated in an arm's-length settlement mediation before the Hon. Edward Infante (Ret.). At the November
7, 2003 mediation, the terms of this settlement were reached and counsel for the Lead Plaintiffs and counsel for the Defendants agreed to the terms of the settlement which forms the basis of this Stipulation.

II.      DEFENDANTS' DENIALS OF WRONGDOING AND LIABILITY

         The Defendants have denied and continue to deny each and all of the claims and contentions made by the Lead Plaintiffs in the Litigation. The Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation. The Defendants also have denied and continue to deny, inter alia, the allegations that the Lead Plaintiffs or the Class have suffered damages, that the price of CBT securities was artificially inflated by reasons of alleged misrepresentations, non-disclosures or otherwise, or that the Lead Plaintiffs or the Class were harmed by the conduct alleged in the Litigation.

         Nonetheless, the Defendants have concluded that further conduct of the Litigation would be protracted and expensive, and that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like the Litigation. The Defendants have, therefore, determined that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in this Stipulation.

III.     CLAIMS OF THE LEAD PLAINTIFFS AND BENEFITS OF SETTLEMENT

         The Lead Plaintiffs believe that the claims asserted in the Litigation have merit. However, Co-Lead Counsel for the Lead Plaintiffs recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and through appeals. Co-Lead Counsel for the Lead Plaintiffs also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Litigation, as well as the difficulties and delays inherent in such litigation. Co-Lead Counsel for the Lead Plaintiffs are mindful of the inherent problems of proof under and possible defenses to

STIPULATION OF SETTLEMENT                                                    -3-

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the violations asserted in the Litigation and the fact that, in any litigation, there exists a possibility that the Class could receive nothing or less than the settlement amount, even if they were to prevail at trial. Further, continued litigation would reduce the limited amount of insurance available to satisfy any judgment. Co-Lead Counsel for the Lead Plaintiffs believe that the settlement set forth in this Stipulation confers substantial benefits upon the Class. Based on its evaluation, Co-Lead Counsel have determined that the settlement set forth in this Stipulation is in the best interest of Lead Plaintiffs and the Class.

IV.      TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

         NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and between the parties hereto, and by their undersigned counsel, that, subject to the approval of the Court, the Litigation, the Released Claims and all matters encompassed within the scope of any releases set forth or referenced herein, shall be finally and fully compromised, settled and released as to all Settling Parties, and the Litigation shall be dismissed with prejudice as to all Defendants, upon and subject to the terms and conditions of the Stipulation, as follows:

         1.       Definitions

         As used in the Stipulation the following terms have the meanings specified below:

         1.1 "Authorized Claimant" means any Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation.

         1.2 "Claimant" means any Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.

         1.3      "Claims Administrator" means the firm of Gilardi & Co., LLC.

         1.4 "Class" means a class consisting of all persons and entities who purchased or acquired CBT shares, or warrants, options or other rights to acquire CBT shares, during the period January 20, 1998 through October 1, 1998, inclusive. The Class shall include a subclass consisting of all persons who acquired CBT's shares, or warrants, options or other rights to acquire CBT shares in exchange for ForeFront common stock, or warrants, options or other rights to acquire ForeFront common stock, in connection with the May 29, 1998 merger between CBT and ForeFront. Excluded from the Class are Defendants, members of the immediate families

STIPULATION OF SETTLEMENT                                                    -4-
of the Individual Defendants, any entity in which any Defendant has or had a controlling interest, directors and officers of CBT during the class period, and the legal representatives, heirs, successors or assigns of any such Defendant and any person who timely requested exclusion from the Class.

         1.5 "Class Period" means the period commencing on January 20, 1998 through and including October 1, 1998.

         1.6 "Class Member" or "Member of the Class" means a Person who falls within the definition of the Class as set forth in P. 1.4 of the Stipulation.

         1.7 "Defendants" means CBT Group PLC (n/k/a Skillsoft PLC), CBT Systems USA, Ltd., William G. McCabe, Gregory M. Priest, James J. Buckley, Richard Y. Okumoto and John P. Hayes.

         1.8 "Effective Date" means the first date by which all of the events and conditions specified in P. 7.1 of the Stipulation have been met and have occurred.

         1.9 "Escrow Agent" means the law firm of Gold Bennett Cera & Sidener LLP or its successors).

         1.10 "Final" means when the last of the following has occurred with respect to the Judgment: (a) the date of final affirmance on an appeal of the Judgment, the expiration of the time for a petition for or a denial of a writ of certiorari to review the Judgment and, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (b) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding on certiorari to review the Judgment and expiration of time to seek any further review or appeal of such dismissal; or (c) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Judgment, i.e., thirty (30) days after entry of the Judgment; or (d) the expiration date for the time to file a motion to alter or amend the Judgment under Federal Rule of Civil Procedure 59(e) without any such motion having been filed. Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys' fees, costs or expenses, shall not in any way delay or preclude the Judgment from becoming Final.

STIPULATION OF SETTLEMENT                                                    -5-

         1.11 "Individual Defendants" means William G. McCabe, Gregory M. Priest, James J. Buckley, Richard Y. Okumoto, and John P. Hayes.

         1.12 "Judgment" means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit B.

         1.13 "Lead Plaintiffs" means Roland King, Ann Peden, Gene Addington, Sunil Sethi, Jang Bhadhur Sethi, Naveen Seth, Sunita Uppal, Sukhdev Walia, Ed Fein, Michael Pickar, Stuart Greenebaum, Stephen Gott and Robert Elkas.

         1.14 "Co-Lead Counsel" means Co-Lead Counsel appointed by the Court in the Litigation: Gold Bennett Cera & Sidener LLP and Milberg Weiss Bershad Hynes & Lerach LLP.

         1.15 "Person" means an individual, corporation, limited liability corporation, professional corporation, limited liability partnership, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and, as applicable, their respective spouses, heirs, predecessors, successors, representatives, or assignees.

         1.16 "Plan of Allocation" means a plan or formula of allocation of the Settlement Fund whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the settlement, Taxes and Tax Expenses (as defined in P. 2.7 below) and such attorneys' fees, costs, expenses and interest as may be awarded by the Court. Any Plan of Allocation is not part of the Stipulation and Defendants and their respective Related Persons shall have no responsibility for, interest in, or liability with respect thereto.

         1.17 "Related Persons" as to Defendants means, as applicable, each of a Defendants past or present directors, officers, managers, employees, partners, members, principals, agents, underwriters, insurers, co-insurers, reinsurers, controlling shareholders, attorneys, accountants or auditors, banks or investment banks, financial advisors, consultants, associates, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related or affiliated entities, any members of their immediate families, any entity in which a Defendant has a controlling interest, or any trust of which any Defendant is the settlor or which is for the benefit of any Defendant and/or member(s) of his family.

STIPULATION OF SETTLEMENT                                                    -6-

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         1.18     "Released Claims" shall collectively mean all claims
(including "Unknown Claims" as defined in P. 1.24 hereof), demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, asserted or that might have been asserted, including, without limitation, claims for fraud or violations of any state or federal statutes, rules or regulations, by any Representative Plaintiff or Class Member in an individual or representative capacity, against the Defendants and Released Persons arising out of, based upon or related to the purchase or sale of CBT securities during the Class Period or the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were or could have been alleged in the Litigation. Released Claims includes any and all claims arising out of, relating to, or in connection with the settlement or resolution of the Litigation. Notwithstanding the foregoing, Released Claims do not include any claims that a Class Member may have as a result of being a member of the purported class alleged in In re SmartForce PLC Securities Litigation, No. 02-CV-544-B, currently pending the U.S. District Court for the District of New Hampshire.

         1.19 "Released Persons" means each and all of the Defendants and their respective Related Persons.

         1.20 "Representative Plaintiffs" means each of the plaintiffs who filed a complaint in the Litigation.

         1.21 "Representative Plaintiffs' Counsel" means counsel who have appeared for any of the Representative Plaintiffs in the Litigation.

         1.22 "Settlement Fund" means the principal amount of Thirty-Two Million Dollars ($32,000,000) in cash, plus any accrued interest.

         1.23 "Settling Parties" means, collectively, the Defendants and the Lead Plaintiffs on behalf of themselves and the Class.

         1.24 "Unknown Claims" means any Released Claims which any Representative Plaintiff or Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its

STIPULATION OF SETTLEMENT                                                    -7-
decision not to object to this settlement or not to exclude himself, herself, or itself from the Class. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Lead Plaintiffs shall expressly and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived the provisions, rights and benefits of California Civil Code Section 1542, which provides:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Upon the Effective Date, the Lead Plaintiffs shall expressly, and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542. The Lead Plaintiffs and Class Members may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Released Claims, but the Lead Plaintiffs shall expressly and each Class Member, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed. The Lead Plaintiffs acknowledge, and the Class Members shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the settlement of which this release is a part.

         2.       The Settlement

         2.1      (a)      The principal amount of $32,000,000 in cash (plus any
accrued interest) shall constitute the Settlement Fund and shall be paid by wire transfer by or on behalf of CBT into an interest bearing account maintained by the Escrow Agent.

                  (b) Within thirty (30) days of the execution of this agreement, $26,000,000.00 of the Settlement Fund shall be transferred by wire transfer by or on behalf of CBT to the Escrow Agent.

STIPULATION OF SETTLEMENT                                                    -8-

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                  (c)      The remaining $6,000,000.00 of the Settlement Fund
plus interest at the annual rate of 1.3% starting 30 days from the execution of this agreement until paid shall be transferred by CBT by wire transfer to the Escrow Agent at least five (5) days prior to the Final Approval Hearing or, at CBT's option, within ten (10) business days of the Claims Administrator's notice to counsel for CBT that it is ready to distribute the Settlement Fund to Class Members. If CBT elects to defer transfer of the $6,000,000.00 portion of the Settlement Fund, it shall secure that obligation to the Class by obtaining a Letter of Credit in a form and from a financial institution satisfactory to the Escrow Agent. Such Letter of Credit shall be obtained and provided to the Escrow Agent no less than fifteen (15) days prior to the Final Approval Hearing.

                  (d) If the foregoing amounts are not paid by the agreed upon date, Lead Plaintiffs may terminate the settlement or require interest to be paid by CBT at eight percent (8%) per annum from the agreed date until the full settlement amount plus interest is deposited by or on behalf of CBT into the escrow account.

         2.2 The Escrow Agent shall invest the Settlement Fund deposited pursuant to P. 2.1 above in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof, or money market funds invested substantially in such instruments, and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then current market rates. The Escrow Agent shall bear all risks related to investment of the Settlement Fund.

         2.3 The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, by an order of the Court, or with the written agreement of counsel for Defendants.

         2.4 Subject to further order and/or directions as may be made by the Court, the Escrow Agent is authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of the Stipulation.

         2.5 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such

STIPULATION OF SETTLEMENT                                                    -9-
time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

         2.6 Immediately upon payment of the Settlement Fund to the Escrow Agent pursuant to P. 2.1, the Escrow Agent may establish a "Notice and Administration Fund," and may deposit up to $250,000 from the Settlement Fund in it. The Notice and Administration Fund may be used by Co-Lead Counsel to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class members, soliciting Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any. The Notice and Administration Fund may also be invested and earn interest as provided for in P. 2.2 of this Stipulation.

         2.7 Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a "qualified settlement fund" within the meaning of Treas. Reg. Section 1.468B-1. In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this P. 2.7, including the "relation-back election" (as defined in Treas.
Reg: Section 1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

                  (a) For the purpose of Section 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the "administrator" shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. Section 1.468B-2(k)(l)). Such returns (as well as the election described in P. 2.7) shall be consistent with this P. 2.7 and in all events shall reflect that all Taxes, as defined below (including any estimated Taxes, interest or penalties), on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in P. 2.7(b) hereof.

STIPULATION OF SETTLEMENT                                                   -10-

                  (b) All: (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any taxes or tax detriments that may be imposed upon the Defendants or their respective Related Persons or their respective counsel with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a "qualified settlement fund" for federal or state income tax purposes ("Taxes"); and (ii) expenses and costs incurred in connection with the operation and implementation of this P. 2.7 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this P. 2.7) ("Tax Expenses"), shall be paid out of the Settlement Fund. Neither the Defendants nor their respective Related Persons nor their respective counsel shall have any liability or responsibility for the Taxes or the Tax Expenses. Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. Section 1.468B-2(1)(2)). Neither the Defendants nor their respective Related Persons nor their respective counsel are responsible nor shall they have any liability therefor. The Settling Parties agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this P. 2.7.

                  (c) For the purpose of this P. 2.7, references to the Settlement Fund shall include both the Settlement Fund and the Notice and Administration Fund and shall also include any earnings thereon.

         2.8 In the event that the Stipulation is not approved, or is terminated or canceled, or if the Effective Date fails to occur for any reason, the Settlement Fund (including accrued interest) and the funds in the Notice and Administration Fund (described in P. 2.6 above), less expenses actually incurred or due and owing in connection with the settlement provided for herein, which,

STIPULATION OF SETTLEMENT                                                   -11-
in the case of the notice and administration costs described in P. 2.6, shall not exceed $250,000, shall be refunded directly to CBT as described in P. 7.5 below.

         3.       Notice Order And Settlement Hearing

         3.1 Promptly after execution of the Stipulation, Co-Lead Counsel shall submit the Stipulation together with its Exhibits to the Court and shall apply for entry of an order (the "Notice Order"), substantially in the form and content of Exhibit A hereto, requesting, inter alia, the preliminary approval of the settlement set forth in the Stipulation, and approval for the mailing and publication of the Notice of Proposed Settlement of Class Action (the "Notice"), Summary Notice for Publication and the Proof of Claim and Release, substantially in the form and containing the content of Exhibits A-l through A-3 hereto, which shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application as defined in P. 6.1 below and the date of the Settlement Hearing as defined below.

         3.2 Co-Lead Counsel shall request that after notice is given, the Court hold a hearing (the "Settlement Hearing") and approve the settlement of the Litigation as set forth herein. At or after the Settlement Hearing, Co-Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

         4.       Releases

         4.1 Upon the Effective Date, as defined in P. 1.8, the Lead Plaintiffs have and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against the Released Persons (including Unknown Claims), whether or not such Class Member executes and delivers the Proof of Claim and Release.

         4.2 The Proof of Claim and Release to be executed by Class Members shall release all Released Claims against the Released Persons and shall be substantially in the form and content contained in Exhibit A-2 hereto.

         4.3 Upon the Effective Date, as defined in P. 1.8, each of the Defendants shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released,

STIPULATION OF SETTLEMENT                                                   -12-
relinquished and discharged each and all of the Class Members and counsel to the Lead Plaintiffs from all claims (including Unknown Claims), arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Litigation or the Released Claims.

         5. Administration And Calculation Of Claims, Final Awards And Supervision And Distribution Of The Settlement Fund

         5.1 The Claims Administrator, subject to such supervision and direction of the Court or Co-Lead Counsel as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of the Net Settlement Fund to Authorized Claimants. The Settlement Fund shall be applied as follows:

                  (a) To pay all the costs and expenses reasonably and actually incurred in connection with providing notice, locating Class members, soliciting Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs, if any;

                  (b) To pay the Taxes and Tax Expenses described in P. 2.7 above;

                  (c) To pay counsel for Lead Plaintiffs and counsel for the Representative Plaintiffs their attorneys' fees, expenses and costs with interest thereon (the "Fee and Expense Award") if and to the extent allowed by the Court; and

                  (d) To distribute the balance of the Settlement Fund (the "Net Settlement Fund") to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, or the Court.

         5.2 Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:

                  (a) Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in

STIPULATION OF SETTLEMENT                                                   -13-
the form of Exhibit A-2 hereto, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.

                  (b) Except as otherwise ordered by the Court, all Class Members who fail to timely submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to this Stipulation and the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of this Stipulation, the releases contained herein, and the Judgment.

                  (c) The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Notice and approved by the Court.

         5.3 Neither the Defendants nor their respective Related Persons nor their respective counsel shall have any responsibility for, interest in, or liability whatsoever with respect to the investment or distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes, or any losses incurred in connection therewith.

         5.4 No Person shall have any claim against Co-Lead Counsel or any claims administrator or other agent designated by Co-Lead Counsel, based on the distributions made substantially in accordance with this Stipulation and the settlement contained herein, the Plan of Allocation, or further orders of the Court. The Class Members and Co-Lead Counsel release: the Defendants; their respective Related Persons; and their respective counsel from any and all liability arising from or with respect to any of the foregoing.

         5.5 The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Notice and approved by the Court. However, if there is any balance remaining in the Net Settlement Fund after six (6) months from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise) Co-Lead Counsel shall reallocate such balance among

STIPULATION OF SETTLEMENT                                                   -14-

Authorized Claimants in an equitable and economic fashion. Thereafter, any balance which still remains in the Net Settlement Fund shall be donated to an appropriate non-profit organization.

         5.6 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant's claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court's Judgment approving the Stipulation and the settlement set forth therein, or any other orders entered pursuant to the Stipulation.

         6.       Co-Lead Counsel's Attorneys' Fees And Reimbursement Of
                  Expenses

         6.1 Co-Lead Counsel may submit an application or applications (the "Fee and Expense Application") for distributions to them and counsel for the Representative Plaintiffs from the Settlement Fund for: (a) an award of attorneys' fees; plus (b) reimbursement of expenses and costs incurred in connection with prosecuting the Litigation, plus any interest on such attorneys' fees, costs and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid) as may be awarded by the Court (the "Fee and Expense Award"). Co-Lead Counsel reserves the right to make additional applications for fees and expenses incurred.

         6.2 The attorneys' fees, expenses and costs, including the fees of experts and consultants, as awarded by the Court, shall be paid to Co-Lead Counsel from the Settlement Fund, as ordered, within three (3) days after the Court executes an order awarding such fees and expenses. Co-Lead Counsel shall thereafter allocate the attorneys' fees amongst Representative Plaintiffs' Counsel in a manner in which they in good faith believe reflects the contributions of such counsel to the prosecution and settlement of the Litigation. In the event that the Effective Date does not occur, or the Judgment or the order making the Fee and Expense Award is reversed or modified, or the Stipulation is canceled or terminated for any other reason, and in the event that the Fee and Expense Award has been paid to any extent, then Co-Lead Counsel shall within ten (10) business days from receiving notice of the event which precludes the Effective

STIPULATION OF SETTLEMENT                                                   -15-

Date from occurring or such reversal or modification, or from the date Co-Lead Counsel receives notice from Defendants' counsel or from a court of appropriate jurisdiction, refund to the Settlement Fund, the fees, expenses and costs previously paid to them and/or Representative Plaintiffs' Counsel from the Settlement Fund plus interest thereon at the same rate as earned on the Settlement Fund in an amount consistent with such reversal or modification. Each such Representative Plaintiffs' Counsel's law firm, as a condition of receiving such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph. Without limitation, each such law firm and its partners and/or shareholders agree that the Court may, upon application of the Defendants on notice to Representative Plaintiffs' Counsel, summarily issue orders, including but not limited to judgment and attachment orders, and may make appropriate findings of or sanctions for contempt against them or any of them should such law firm fail to timely repay fees and expenses pursuant to this paragraph.

         6.3 The procedure for and the allowance or disallowance by the Court of the application by Co-Lead Counsel for attorneys' fees, costs and expenses to be paid out of the Settlement Fund are not part of the settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceeding relating to the Fee and Expense Application, or any appeal from any - shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Litigation set forth therein.

         6.4 Neither the Defendants, nor their respective Related Persons shall have any responsibility for, or interest in, or liability whatsoever with respect to, any payment to Co-Lead Counsel or Representative Plaintiffs' Counsel from the Settlement Fund.

         6.5 Neither the Defendants nor their Related Persons shall have any responsibility for, or interest in, or liability whatsoever with respect to the allocation among Representative

STIPULATION OF SETTLEMENT                                                   -16-

Plaintiffs' Counsel, and/or any other Person who may assert some claim thereto, of any Fee and Expense Award that the Court may make in the Litigation.

         7. Conditions Of Settlement, Effect Of Disapproval, Cancellation Or Termination

         7.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:

                  (a) CBT has timely made, or caused to be made, its contribution to the Settlement Fund as required by P. 2.1 above;

                  (b) the Court has entered the Judgment, or a judgment substantially in the form and substance of Exhibit B hereto;

                  (c) the Judgment has become Final, as defined in P. 1.8, above; and

                  (d) the case known as Blair v. CBT Group PLC, et al., San Mateo County Superior Court No. 406608, which has been stayed pending resolution of the Litigation, has been voluntarily dismissed with prejudice.

         7.2 Upon the occurrence of all of the events referenced in P. 7.1 above, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished.

         7.3 If all of the conditions specified in P. 7.1 are not met, then the Stipulation shall be canceled and terminated subject to P. 7.5 unless Co-Lead Counsel and counsel for Defendants mutually agree in writing to proceed with the Stipulation.

         7.4 Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, or be canceled, or the Effective Date does not occur for any reason, within five (5) business days after written notification of such event is sent by counsel for Defendants or Co-Lead Counsel to the Escrow Agent, the Settlement Fund (including accrued interest), plus any amount then remaining in the Notice and Administration Fund (including accrued interest) less expenses and any costs which have either been disbursed pursuant to P. 2.6 or 2.7 hereto, or are determined to be chargeable to the Notice and Administration Fund, shall be refunded by the Escrow Agent pursuant to written instruction from counsel for CBT to CBT and its insurers per their respective pro rota contributions. At the request of counsel for CBT, the Escrow Agent or its designee shall

STIPULATION OF SETTLEMENT                                                   -17-
apply for any tax refund owed to the Settlement Fund and pay the proceeds, after deduction of any fees or expenses incurred in connection with such application(s) for refund, to CBT as applicable.

         7.5 In the event that the Stipulation is not approved by the Court or the settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, or the Effective Date does not occur for any reason, the Settling Parties shall be restored to their respective positions in the Litigation as of November 7, 2003. In such event, the terms and provisions of the Stipulation, with the exception of PP. 2.2-2.8, 5.3-5.4, 6.2-6.5 and 7.1-7.6 herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Litigation or in any other proceeding for any purpose, and any Judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, minc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys' fees, costs, expenses and interest awarded by the Court shall constitute grounds for cancellation or termination of the Stipulation. If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither Lead Plaintiffs, Co-Lead Counsel nor the Escrow Agent shall have any obligation to repay any amounts actually and properly disbursed from the Notice and Administration Fund. In addition, any expenses already incurred and properly chargeable to the Notice and Administration Fund pursuant to P. 2.6 hereof at the time of such termination or cancellation but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with P. 7.5 above.

         8.       Miscellaneous Provisions

         8.1 The Settling Parties: (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of this Stipulation.

         8.2 Each Defendant warrants as to himself or itself that, at the time any of the payments provided for herein are made on behalf of himself or itself, he or it is not insolvent and

STIPULATION OF SETTLEMENT                                                   -18-
the payment will not render him or it insolvent. This representation is made by each Defendant as to himself or itself only, and is not made by their respective counsel.

         8.3 The Settling Parties intend this settlement to be a final and complete resolution of all disputes between them with respect to the Litigation, the Released Claims, and all matters encompassed within the scope of any releases set forth or referenced herein. The settlement compromises claims which are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. The Final Judgment will contain a statement that during the course of the Litigation, Lead Plaintiffs, Defendants and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11. The Settling Parties agree that the amount paid to the Settlement Fund and the other terms of the settlement were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel. The Settling Parties and their counsel agree that they will not comment about this Litigation to any media representative (whether or not for attribution) except to say that it was filed or defended in good faith and was settled voluntarily after consultation with competent legal counsel.

         8.4 Neither the Stipulation nor the settlement contained herein, nor any act performed document executed pursuant to or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Defendants; (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any Defendant in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal; or (c) is admissible in any proceeding except an action to enforce or interpret the terms of the Stipulation, the settlement contained therein, and any other documents executed in connection with the performance of the agreements embodied therein. Defendants and/or the other Released Persons may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, good faith settlement, judgment bar, or

STIPULATION OF SETTLEMENT                                                   -19-
reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

         8.5 All agreements made and orders entered during the course of the Litigation relating to the confidentiality of information shall survive this Stipulation. All discovery materials or other documents produced or exchanged during the Litigation or documents produced by any third party, or by a Settling Party, shall, within thirty (30) days of the Effective Date, be returned to such producing party or destroyed, at the option of the receiving party, and a letter certifying compliance with this paragraph shall be sent to each such producing party. Documents and pleadings submitted to the Court and/or the settlement mediator may be maintained by the Settling Parties.

         8.6 All of the Exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

         8.7 This Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

         8.8 This Stipulation and the Exhibits attached hereto constitute the entire agreement among the Settling Parties and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs.

         8.9 Co-Lead Counsel, on behalf of the Class, is expressly authorized by the Lead Plaintiffs to take all appropriate actions required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class which they deem appropriate.

         8.10 Each attorney or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

STIPULATION OF SETTLEMENT                                                   -20-

         8.11 This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.

         8.12 This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

         8.13 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in this Stipulation.

         8.14 This Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of California, and the rights and obligations of the parties to this Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of California without giving effect to that State's choice of law principles.

         IN WITNESS WHEREOF, the parties hereto have caused this Stipulation to be executed, by their duly authorized attorneys.

DATED: November 26, 2003                  GOLD BENNETT CERA & SIDENER LLP
                                          595 Market Street, Suite 2300
                                          San Francisco, California 94105-2835
                                          Tel: (415) 772-2230
                                          Fax: (415) 777-5189

                                          By: -s- Paul F. Bennett
                                              ----------------------------------
                                                    Paul F. Bennett

DATED: November 26, 2003                  MILBERG WEISS BERSHAD HYNES
                                           & LERACH LLP
                                          100 Pine Street, Suite 2600
                                          San Francisco, California 94111
                                          Tel: (415) 288-4545
                                          Fax: (415)288-4534

                                          By:  -s- Reed R. Kathrein
                                              ---------------------------------
                                                    Reed R. Kathrein

                                          Co-Lead Counsel for Lead Plaintiffs

STIPULATION OF SETTLEMENT                                                   -21-

DATED: November 25, 2003                  WILSON SONSINI GOODRICH & ROSATI
                                          650 Page Mill Road
                                          Palo Alto, California 94304-1050
                                          Tel: (650) 493-9300
                                          Fax: (650)493-6811

                                          By: -s- Jerome F. Birn, Jr.
                                              ----------------------------------
                                                    Jerome F. Birn, Jr.

                                          Attorneys for Defendants

STIPULATION OF SETTLEMENT                                                   -22-